Exhibit 18.1

May 12, 2008

Board of Directors

Language Line, Inc.

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and issued our report thereon dated March 25, 2008. Note 1 to such financial statements specifies a change in measurement date for performing the annual test of impairment for goodwill from October 1 to December 31. Further, Note 1 to the Form 10-Q describes the reason management has revised the annual measurement date. It should be understood that the preferability of one acceptable method of accounting over another for changing the measurement date for the annual test of impairment of goodwill has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers, LLP

San Francisco, CA

May 12, 2008